EXHIBIT 10.4

Engagement Agreement
for Consulting Services

This Engagement Agreement dated February 14, 2012 is between New Leaf Brands, Inc. ("NLEF" or “Company”) One De Wolfe Road, Old Tappan, NJ  07675, and Eric Skae of ___________ ("Consultant").

For and in consideration of the following covenants, the Company and Consultant agree as follows:

1.	Scope of Services:

(a) NLEF hereby retains Consultant to assist in the brand management, marketing and sales of the Company’s New Leaf Branded products (the “Consulting”), including support for its current operations and its future growth.

Consultant shall also assist in conducting due diligence on acquisition prospects for NLEF together with Company’s management.

(b) Consultant shall, at the request of Company and with prior notice, be reasonably available for meetings, conference calls, acquisition reviews and due diligence meetings, negotiations with vendors, customers, manufacturers and investors in the Company’s products.

(c) Consultant shall perform these services, subject to demands of others,d prepare a description or reports for the Company, as requested by the Company, including any brochures used in soliciting business sales, channels, markets or advertising.  Consultant will also assist with the preparation of overviews of market reports, analyses, articles, studies, appendices or other reports that may be reasonably needed and requested by the Company on a periodic basis.

2.
Engagement Fee:  During the term of this Agreement, NLEF shall pay Consultant an Engagement Fee as set forth in Exhibit A which will be payable  as described in such Exhibit. Such payments represent fees for the Consulting set forth above. .

3.
Payment of Fees to Consultant.  The Company agrees that all fees along with Reimbursable Expenses (see below)  are payable on the 15th day of each month Any unpaid fees or expenses shall accrue interest at the rate of 10% per annum until paid in full

4.
Expenses:  Company shall pay  Consultant for all expenses relating to airline or travel, and reasonably incurred out-of-pocket expenses or operating expenses(“Reimbursable Expenses”) and upon request, Consultant will provide reasonably appropriate documentation of these expenses

5.	Intentionally left blank.

6.
Term:   The term of this Agreement shall commence on February 14, 2012 and shall remain in effect for a period of two years, with automatic one hundred eighty day extension, provided that neither party has provided written notice ninety days prior to the anniversary of the agreement.  All rights and obligations hereunder shall be terminated upon the expiration of this Agreement, provided that (a) termination of this Agreement shall not affect the provisions of paragraphs 2 and 3 in respect of payment of fees and (b) all parties hereto shall continue to be bound by the terms of the confidentiality and exclusivity provisions of this Agreement even after the expiration of the term of this Agreement, unless terminated by Consultant for Company’s failure to pay as agreed..

7.
Confidentiality: Each of the parties hereto (the “Recipient Party”) will from time to time receive certain trade secrets and confidential information ("Confidential Information") from each other and unaffiliated third parties (including prospective investor(s)) and their respective representatives, employees and agents (the "Disclosing Party").  The Recipient Party agrees not to use (except in connection with the performance of its duties hereunder) or disclose at any time (except to the Recipient Party's employees and agents who require the same for the purposes hereof and who are bound to the Recipient Party by like obligations as to confidentiality and use restrictions as contained in this Agreement) Confidential Information provided to it by the Disclosing Party or its agents and advisors.  Confidential Information shall include, without limitation, computer models and databases, lists of contacts and any other information identified in advance by the Disclosing Party as confidential. Confidential Information shall not include any information that (i) was in the public domain prior to disclosure, or (ii) is independently developed,  (iii) is received from a third party with no breach of a duty owed hereunder or (iv) otherwise known or acquired by the Recipient Party from prior experience or knowledge in the industry.  The Recipient Party agrees not to disclose or to use in a competitive manner Confidential Information for a period of the greater of two years following the termination of this Agreement or the term of any confidentiality agreement governing such Confidential Information.

 Non-Compete: _In addition, Consultant agrees not to work (or assist anyone else)  in selling,manufacturing, promoting  or distributing any ice tea or lemonade products which competewith  New Leaf Brands products, so long as this Agreement is in effect.

8.
Entire Agreement: This represents the entire agreement between NLEF and Consultant with respect to the subject matter hereof, superseding all previous oral or written communications, representations, understandings or agreements relating to this subject.  This Agreement may be modified only by a duly authorized party and executed in writing signed by the parties hereto.

9.
Notices:  Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) two business days after sending when sent by a commercial express delivery service (such as Federal Express or USPS Express Mail) providing a delivery confirmation, or (iii) 5 business days after depositing with the post office a notice sent by certified mail, return receipt requested, to the addresses noted in the preamble to this contract or any updated address provided by either party for notices.

10.
Independent Contractor and Withholding: At all times, the Consultant will be an independent contractor, free to work for others and as such, will not have the authority to bind Company.  Consultant will not act as an agent nor shall Consultant be deemed to be an employee of Company for the purposes of any employee benefits, or otherwise.  Consultant recognizes that no amount will be withheld from its compensation for payment of any federal, state or local taxes and that Consultant therefore has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and taxes, if any. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any governmental entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.  Consultant shall not enter into any agreements or incur any obligations on behalf of Company except as presented and approved by Company’s Board.

11.
Assignment: Due to the personal nature of the services to be rendered by Consultant, this Agreement may not be assigned except to an entity that is substantially owned or managed by Consultant or its principal.   Likewise, Company may not assign any rights and liabilities under this Agreement (as a group with other similar agreements with consultants) to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

12.
Severability: If any court or arbitrator shall determine that any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

13.
Governing Law: This agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and services to be performed within such jurisdiction

14.
Mediation Arbitration: Any dispute or disagreement which may arise among the parties hereto in connection with either the interpretation or the performance or nonperformance hereof, shall be submitted first to mediation and if unsuccessful then to  arbitration under the Commercial Arbitration Rules of the American Arbitration Association or such other arbitration services as may be agreed upon by the parties. The place of arbitration shall be New York, New York.  The prevailing party shall be entitled to its reasonable attorneys fees and costs. Arbitration for any unpaid fees and reimbursable expenses shall occur within ten days after demand therefore  by the Consultant

15.	Counterparts: More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

16.
Authority to Act. The Company hereby represents and warrants that this Agreement has been approved by resolution of the Company's Board of Directors, a copy of which is attached hereto and the CEO of the Company has been authorized to execute this Agreement on behalf of the Company.

17.
Indemnification. Company will defend, indemnify and hold Consultant and its employees harmless from any and all claims arising from its activities as l consultant to Company, or relating to Consultant’s prior position with the Company  except to the extent that the the actions or inactions of the Consultant are deemed to constitute  gross negligence.  Such indemnification shall include, but shall not be limited to, Consultant's attorneys’ fees.

Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document.  No party may raise the use of a facsimile machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 14, 2012

AGREED AND ACCEPTED,

New Leaf Brands, Inc.

Signature:	/s/ David Fuselier

Name:	David Fuselier

Title:	Chairman and Chief Executive Officer

AGREED AND ACCEPTED,

Signature:	/s/ Eric Skae

Name:	Eric Skae

EXHIBIT A

Between Company and Consultant
Dated February 14, 2012

Monthly Consulting Fees during term of Agreement:	$ 14,000.00
Monthly authorized expenses:	$ 4,000.00